Exhibit 99.2

Andretti Acquisition Corp. II Completes $230 Million Initial Public Offering

INDIANAPOLIS, IN, Sept. 09, 2024 (GLOBE NEWSWIRE) -- Andretti Acquisition Corp. II (the “Company”) announced today the closing of its initial public offering of 23,000,000 units, which includes 3,000,000 units issued pursuant to the exercise by the underwriter of its over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $230,000,000.

The Company’s units began trading on September 6, 2024 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “POLEU.” Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “POLE” and “POLEW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution but is focused on acquiring a compelling asset with a skilled management team that is ready to grow.

The Company’s management team is led by William J. (“Bill”) Sandbrook, its Chairman of the Board of Directors, William M. (“Matt”) Brown, its Chief Executive Officer, and Michael M. Andretti, a Special Advisor and Director. Mario Andretti also serves as a Special Advisor. In addition, the Board includes Zakary C. Brown, James W. Keyes, Cassandra S. Lee, Gerald D. Putnam, and John J. Romanelli.

BTIG, LLC acted as sole book-running manager for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from: BTIG, LLC, 65 East 55th Street New York, New York 10022, Attn: Syndicate Department, BTIGSyndicateCoverage@btig.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 5, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Andretti Acquisition Corp. II
Company web site: www.andrettiacquisition.com
Investor relations email address: ir@andrettiacquisition.com